EXHIBIT 21

SUBSIDIARIES OF BARRETT BUSINESS SERVICES, INC.

AT DECEMBER 31, 2014

Subsidiary	Jurisdiction of Formation
Associated Insurance Company for Excess	Arizona

Ecole Insurance Company	Arizona

BBS I, LLC	Oregon